Exhibit 5.1

[GARVEY SCHUBERT BARER LETTERHEAD]

April 29, 2010

Board of Directors

SCOLR Pharma, Inc.

19204 North Creek Parkway, Suite 100

Bothell, WA 98011Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to SCOLR Pharma, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 9,444,000 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), which includes 1,574,000 shares of Common Stock issuable upon exercise of warrants held by the Selling Stockholders (the “Warrants”). The Common Stock and the Warrants were originally issued in a private placement transaction pursuant to Unit Purchase Agreements between the Company and each Selling Stockholder dated as of March 12, 2010 (the “Purchase Agreements”).

We have examined originals or copies of such corporate records of the Company and have made such examinations of law as we have deemed relevant to our opinions below including:

(a) the form of Purchase Agreements;

(b) a form of certificate evidencing the Common Stock; and

(c) the Warrants.

In our examination, we have assumed and have not verified (i) the genuineness of all signatures (other than persons signing on behalf of the Company), (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, (iv) the accuracy and completeness of all corporate records and documents made available to us by the Company and (v) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinions stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that:

1. The Common Stock issued pursuant to the Purchase Agreements is validly issued, fully paid and nonassessable; and

2. The Common Stock issuable upon exercise of the Warrants will be, when issued in accordance with the Warrants and the Purchase Agreements, validly issued, fully paid and nonassessable.

We are furnishing this opinion to you solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Garvey Schubert Barer

Garvey Schubert Barer